Exhibit (d)(4)
AGREEMENT FOR MUTUAL USE AND NON-DISCLOSURE
OF PROPRIETARY INFORMATION
THIS AGREEMENT, effective as of the 25th day of September, 2009, by and between SPRINT NEXTEL CORPORATION, a Kansas corporation, with offices located at 6200 Sprint Parkway, Overland Park, Kansas 66251 USA (together with its affiliates, “Sprint”), and iPCS, INC., a Delaware corporation with offices located at 1901 North Roselle Road, Schaumburg, Illinois 60195 (together with its affiliates, the “Company”), is entered into to assure the protection and preservation of the confidential and/or proprietary nature of information to be disclosed or made available to each other. For purposes of this Agreement, “affiliates” means entities that control, are controlled by or are under common control with Sprint Nextel Corporation or iPCS, Inc., respectively.
NOW, THEREFORE, in reliance upon and in consideration of the following undertakings, Sprint and the Company agree as follows:
1. Proprietary Information. All information, including without limitation all oral and written information, disclosed hereunder by one party to the other party (as well as all copies of such information and all documents, notes, memoranda, summaries, reports, analyses, compilations, forecasts, studies and other materials prepared by a party relating to, containing or based upon, in each case, in whole or in part, such information) shall be deemed to be confidential, restricted and proprietary to the disclosing party (hereinafter referred to as “Proprietary Information”). Additionally, the fact that discussions or negotiations are taking place between the parties and any of the terms, conditions, or other facts with respect to such discussions or negotiations, including the status thereof, shall be considered to be Proprietary Information.
2. Use. Each party may use the Proprietary Information received from the other party only for the purpose of evaluating a possible business transaction between the parties relating to the acquisition of Company by Sprint (a “Transaction”) and for no other purpose whatsoever. No other rights, and particularly no licenses, trademarks, inventions, copyrights, patents, or any other intellectual property rights, are implied or granted under this Agreement or by the conveyance of Proprietary Information between the parties.
3. Nondisclosure; Care. The receiving party may use the disclosing party’s Proprietary Information only for the purpose set forth in Section 2 above, and shall protect such Proprietary Information from disclosure to others using the same degree of care used to protect its own similar proprietary information, but in any case using no less than a reasonable degree of care. The parties agree that all written Proprietary Information shall be retained by the receiving party in a secure place with access limited to only such of the receiving party’s directors, officers, employees, advisors or agents (including, without limitation, outside counsel, financial advisors and accountants) (“permitted recipients”), as applicable, who need to know such information for purposes of this Agreement and the discussion of a possible transaction between the parties, and provided that such permitted recipients are bound to confidentiality and non-use obligations at least as stringent as those set forth in this Agreement. Each party agrees that its respective affiliates and permitted recipients shall be considered bound by this Agreement to the same extent as if they were parties hereto, and each party shall be responsible for any breach of this Agreement by its respective affiliates and permitted recipients. Proprietary Information otherwise shall not be disclosed to any third party without the disclosing party’s prior written consent.
4. Copying. Proprietary Information supplied shall not be reproduced in any form except as required to accomplish the intent of this Agreement.
5. Ownership. All Proprietary Information disclosed hereunder, unless otherwise specified in writing, shall remain the property of the disclosing party, shall be used by the receiving party only for the purpose described in Section 2 above, and such Proprietary Information shall be promptly (and in any case within ten days) returned to the disclosing party or destroyed after the receiving party’s need for it has expired or upon request of the disclosing party, and, in any event, upon termination of this Agreement (it being understood that no such or return or destruction of Proprietary Information will affect the receiving party’s obligations hereunder, all of which shall continue in effect in accordance with Section 8 below). At the request of the disclosing party, the receiving party shall furnish a certificate of an officer of the receiving party certifying that Proprietary Information not returned to disclosing party has been destroyed.
6. Limitation. The term “Proprietary Information” does not include information which:
i) has been or in the future is published to the public or is now in or in the future otherwise enters the public domain, in either case through no fault of the receiving party;
ii) prior to disclosure hereunder is properly within the legitimate possession of the receiving party;
iii) subsequent to disclosure hereunder is received lawfully from a third party having rights therein without restriction to disseminate the information and without notice of any restriction against its further disclosure;
iv) is independently developed by the receiving party through parties who have not had, either directly or indirectly, access to or knowledge of such Proprietary Information; or
v) is transmitted to the receiving party after the disclosing party has received written notice from the receiving party that it does not desire to receive further Proprietary Information.
If the receiving party is requested or required (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process including discovery in arbitrations or mediation) to disclose any Proprietary Information, it is agreed that the receiving party will provide the disclosing party with prompt written notice of such request(s) so that the disclosing party may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the receiving party is, in the written opinion of counsel, legally compelled to disclose Proprietary Information under pain of liability for contempt or other censure or penalty, the receiving party may disclose only that portion of the Proprietary Information it is legally required to disclose and agrees to exercise all reasonable efforts to obtain confidential treatment for such Proprietary Information.
7. Relief. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement parties hereto shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach and the other party will not raise a defense of an adequate remedy at law. Such remedy, if granted, shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity.

8. Term. This Agreement shall continue in full force and effect for a period of three (3) years from the effective date stated above (it being understood that the provisions of Section 13 below shall survive the termination of this Agreement as provided therein). Each of Company and Sprint agrees not to disclose the other party’s Proprietary Information for a period of three (3) years from the date of disclosure. This Agreement may be terminated at any time during the period of the Agreement by mutual agreement of the parties or upon sixty (60) days written notice by one party to the other party; provided, however, that early termination of this Agreement shall not relieve either party of its obligations under this Agreement (i) with respect to Proprietary Information exchanged prior to the effective date of termination or (ii) as contemplated by Section 13 below.
9. Right to Disclose; Disclaimer of Warranties. Each party represents and warrants that it has all requisite power and authority, corporate, partnership or otherwise, to execute, deliver and perform this Agreement. Each party represents and warrants that it has the right to disclose all Proprietary Information which it has disclosed to the other party pursuant to this Agreement, and each party agrees to indemnify and hold harmless the other party from all claims by a third party related to the wrongful disclosure of such third party’s information. Otherwise, neither party makes any representation or warranty, express or implied, with respect to any Proprietary Information. Only those representations or warranties which are made in a final definitive agreement regarding any Transaction between the parties, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect. All other representations and warranties, howsoever arising, are expressly excluded and disclaimed. Each party also agrees that neither party shall assume any responsibility or have any liability to the other party resulting from the disclosure, selection or use of the Proprietary Information. The parties further acknowledge and agree that each party reserves the right, in each party’s sole discretion, to provide or not to provide Proprietary Information to the other party.
10. Publicity. Except as may be required by applicable law or the rules of any applicable securities exchange, all media releases and public announcements or disclosures by either party relating to this Agreement, its subject matter or the purpose of this Agreement shall be coordinated with and consented to by the other party in writing prior to the release thereof.
11. Securities Trading. The receiving party agrees to keep the Proprietary Information confidential and to not trade in the disclosing party’s securities in violation of U.S. securities laws based upon such Proprietary Information. In furtherance of the foregoing, each party agrees that it will not trade in the other party’s securities for a period beginning on the date that discussions between the parties relating to a potential Transaction have ceased, and ending on the later of (i) the date that the Proprietary Information no longer constitutes material, non-public information relating to the disclosing party and (ii) the date that is six months after the date that discussions between the parties relating to a potential Transaction have ceased.
12. No Contract or Agreement. The parties agree that no contract or agreement providing for any Transaction among the parties shall be deemed to exist between the parties unless and until the parties execute and deliver a final definitive agreement relating thereto (a “Transaction Agreement”), and the parties hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any such Transaction unless and until the parties shall have executed and delivered a Transaction Agreement. The parties also agree that unless and until the parties shall have executed and delivered a Transaction Agreement, neither party will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this Agreement except for the matters specifically agreed to herein. Each party further acknowledges and agrees that the other party reserves the right, in its sole discretion, to reject any and all proposals made by the other party with regard to a Transaction, and to terminate discussions and negotiations with the other party at any time.
13. Litigation and Other Disputes. The parties and certain of their affiliates are currently involved in various lawsuits with one another, there exist various pending disputes between the parties and certain of their affiliates, and additional disputes may arise in the future between the parties and certain of their affiliates pursuant to various Management Agreements and related agreements between the parties and certain of their affiliates (collectively, the “Management Agreements”). All of such litigation and disputes referred to in the foregoing sentence are hereby referred to as the “Litigation.” The parties agree that they will not use Proprietary Information received from the other party in any way in the Litigation. The parties further agree that all disclosures of Proprietary Information pursuant to this Agreement are in furtherance of a settlement of the Litigation and cannot be used to establish liability or be introduced into evidence for any purpose against the disclosing party, or used as the basis for asserting any claim or right under any of the Management Agreements.
14. General. This Agreement shall be governed and construed under the laws of the State of Delaware, without regard to principles of conflicts of law thereof. The parties hereby irrevocably and unconditionally consent to submit to the jurisdiction of the courts of the State of Delaware situated in Wilmington and of the United States of America located in Wilmington, Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and the parties further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Delaware situated in Wilmington or the United States of America located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. There are no understandings, agreements or representations, express or implied, not specified herein. This Agreement may be amended only by a written document signed by both parties. Except as may be required by applicable law or the rules of any applicable securities exchange, the existence of this Agreement and the nature of the discussions between the parties shall not be disclosed by either party without the prior written consent of the other party. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument
IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

SPRINT NEXTEL CORPORATION			iPCS, INC.

By:	/s/ Douglas B. Lynn		By:	/s/ S.B. Chander
	Name:	Douglas B. Lynn		Name:	S.B. Chander
Vice President

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